Exhibit 99.1

DECKERS OUTDOOR CORPORATION REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS
First Quarter Sales Increased 7.1% to a Record $263.8 Million
Company Reports First Quarter Diluted Earnings Per Share of $0.03

Goleta, California (April 25, 2013) -- Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2013.

First Quarter Review

▪	Net sales increased 7.1% to a record $263.8 million compared to $246.3 million for the same period last year.

▪	Gross margin was 46.8% compared to 46.0% for the same period last year.

▪	Diluted earnings per share was $0.03 compared to $0.20 for the same period last year.

▪	UGG® brand sales increased 7.9% to $170.6 million compared to $158.1 million for the same period last year.

▪	Teva® brand sales increased 3.6% to $51.6 million compared to $49.8 million for the same period last year.

▪	Sanuk® brand sales decreased 4.4% to $30.9 million compared to $32.4 million for the same period last year.

▪
Retail sales increased 37.6% to $63.6 million compared to $46.2 million for the same period last year; same store sales increased 6.6% for the thirteen weeks ending March 31, 2013 compared to the thirteen weeks ending April 1, 2012.

▪	eCommerce sales increased 22.6% to $26.6 million compared to $21.7 million for the same period last year.

▪	Domestic sales increased 7.1% to $182.7 million compared to $170.6 million for the same period last year.

▪	International sales increased 7.0% to $81.1 million compared to $75.7 million for the same period last year.

“We’re pleased to start the year with first quarter sales and earnings that were ahead of projections,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “The investments we are making in our product lines, direct to consumer channel and international markets are creating strong growth pillars for our brands. At the same time, the new innovation we’ve developed has the potential to provide meaningful cost savings and open new expansion opportunities in the future. We feel good about our current course and continue to be optimistic that our strategies will lead to sustainable growth and increased shareholder value.”

Division Summary

UGG Brand
UGG brand net sales for the first quarter increased 7.9% to $170.6 million compared to $158.1 million for the same period last year. The increase in sales was driven by higher global retail sales from new store openings and an increase in same store sales, combined with an increase in global eCommerce sales, partially offset by lower domestic and international wholesale sales.

Teva Brand
Teva brand net sales for the first quarter increased 3.6% to $51.6 million compared to $49.8 million for the same period last year. The increase in sales was driven by gains in domestic wholesale and international distributor sales, partially offset by lower international wholesale sales.

Sanuk Brand
Sanuk brand net sales for the first quarter decreased 4.4% to $30.9 million compared to $32.4 million for the same period last year. Increased domestic wholesale and eCommerce sales were offset by a decline in international distributor sales due primarily to inventory build up at some key distributors.

Other Brands

Combined net sales of the Company’s other brands increased 76.3% to $10.6 million for the first quarter compared to $6.0 million for the same period last year. The increase was primarily attributable to the addition of the HOKA ONE ONE® brand which was acquired in September 2012.

Retail Stores
Sales for the global retail store business, which are included in the brand sales numbers above, increased 37.6% to $63.6 million for the first quarter compared to $46.2 million for the same period last year. This increase was driven by 29 new stores opened after the first quarter of 2012 and a 6.6% same store sales increase for the thirteen weeks ended March 31, 2013 compared to the thirteen weeks ending April 1, 2012.

eCommerce
Sales for the global eCommerce business, which are included in the brand sales numbers above, increased 22.6% to $26.6 million for the first quarter compared to $21.7 million for the same period last year. The sales increase was driven primarily by strong domestic and international sales for the UGG brand, increased domestic sales of the Sanuk brand, and the addition of new international eCommerce websites.

Balance Sheet
At March 31, 2013, cash and cash equivalents were $64.6 million compared to $228.6 million at March 31, 2012. The Company had $10.0 million in outstanding borrowings under its credit facility at March 31, 2013 and no outstanding borrowings at March 31, 2012. The decrease in cash and cash equivalents and increase in outstanding borrowings are primarily attributable to $200.7 million of cash payments for common stock repurchases and $62.5 million of cash expenditures primarily related to retail expansion and the Company’s new headquarters facility, partially offset by cash provided by operations.

Inventories at March 31, 2013 increased 23.3% to $257.1 million from $208.5 million at March 31, 2012. By brand, UGG inventory increased $42.5 million to $201.5 million at March 31, 2013, Teva inventory increased $0.5 million to $31.3 million at March 31, 2013, Sanuk inventory increased $3.0 million to $15.1 million at March 31, 2013, and the other brands’ inventory increased $2.6 million to $9.2 million at March 31, 2013.

Full-Year 2013 Outlook

▪	Based on first quarter results and current visibility, the Company still expects full year revenues to increase approximately 7% over 2012 levels.

▪
The Company still expects full year diluted earnings per share to increase approximately 5% over 2012 levels with a gross profit margin of approximately 46.5% and an operating margin of approximately 12.5%.

Second Quarter Outlook

▪	The Company currently expects second quarter 2013 revenue to be approximately flat with 2012.

▪	The Company currently expects to report a second quarter 2013 diluted loss per share of approximately $(1.10) compared to the diluted loss per share of $(0.53) reported in the second quarter of 2012.

▪
As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with the 24 new stores that were not open until the second half of 2012. Therefore, we expect our earnings to decline in the first half of 2013 as compared to the first half of 2012, which are typically our lowest volume sales quarters, and increase over 2012 in the back half of the year.

Conference Call Information
The Company’s conference call to review first quarter 2013 results will be broadcast live over the internet today, Thursday, April 25, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company
Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements.  These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “predict,” “should,” “will,” and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events.  Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the Securities and Exchange Commission, or the SEC, on March 1, 2013, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$64,591	110,247
Trade accounts receivable, net	110,319	190,756
Inventories	257,096	300,173
Prepaid expenses	11,115	14,092
Other current assets	69,832	59,028
Income taxes receivable	7,702	-
Deferred tax assets	16,557	17,290
Total current assets	537,212	691,586

Property and equipment, net	129,836	125,370
Goodwill	128,725	126,267
Other intangible assets, net	93,875	98,423
Deferred tax assets	13,522	13,372
Other assets	14,273	13,046

Total assets	$917,443	1,068,064

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$10,000	33,000
Trade accounts payable	57,490	133,457
Accrued payroll	16,031	15,896
Other accrued expenses	40,298	59,597
Income taxes payable	3,333	25,067
Total current liabilities	127,152	267,017

Long-term liabilities	45,416	62,246

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	344	344
Additional paid-in capital	143,257	139,046
Retained earnings	601,818	600,811
Accumulated other comprehensive loss	(544)	(1,400)
Total stockholders' equity	744,875	738,801

Total liabilities and equity	$917,443	1,068,064

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2013	2012

Net sales	$263,760	246,306
Cost of sales	140,201	133,018
Gross profit	123,559	113,288

Selling, general and administrative expenses	120,907	101,355
Income from operations	2,652	11,933

Other expense (income), net	142	(401)
Income before income taxes	2,510	12,334

Income tax expense	1,503	4,299
Net income	1,007	8,035

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on foreign currency hedging	1,530	(1,068)
Foreign currency translation adjustment	(674)	738
Total other comprehensive income (loss)	856	(330)
Comprehensive income	$1,863	7,705

Net income attributable to:
Deckers Outdoor Corporation	1,007	7,887
Noncontrolling interest	-	148
	$1,007	8,035

Comprehensive income attributable to:
Deckers Outdoor Corporation	1,863	7,557
Noncontrolling interest	-	148
	$1,863	7,705

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$0.03	0.20
Diluted	$0.03	0.20

Weighted-average common shares outstanding:
Basic	34,404	38,614
Diluted	34,788	39,094

DECKERS OUTDOOR CORPORATION
Company Contact:     Tom George
Chief Financial Officer
(805) 967-7611

Investor Relations:
ICR
Brendon Frey
(203) 682-8200